Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended October 31, 2012

(Dollars in millions)

Domestic Card Metrics(1)	October 2012
Net principal charge-offs	$284
Average loans held for investment	80,044
Net charge-off rate(2)	4.25%
30+ day performing delinquencies	2,927
Period-end loans held for investment	$80,062
30+ day performing delinquency rate(3)	3.66%

International Card Metrics(1)
Net principal charge-offs	$32
Average loans held for investment	8,350
Net charge-off rate(2)	4.55%
30+ day performing delinquencies	$401
Period-end loans held for investment	8,309
30+ day performing delinquency rate(3)	4.83%

Auto Finance Metrics
Net principal charge-offs	$48
Average loans held for investment	26,611
Net charge-off rate(2)	2.14%
30+ day performing delinquencies	$1,729
Nonperforming loans	122
Period-end loans held for investment	26,740
30+ day performing delinquency rate(3)	6.47%
Nonperforming loan rate(4)	0.46%

(1)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.

4